Consent of Independent Registered Public Accounting Firm

The Board of Trustees
The Dreyfus/Laurel Funds Trust:

We consent to the use of our reports dated February 21, 2008 for Dreyfus Premier Core Value Fund and February 22, 2008 for Dreyfus Premier Limited Term High Yield Fund and Dreyfus Premier Managed Income Fund incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statements of additional information.

/s/KPMG LLP

April 23, 2008